Exhibit 99.1

Conference Call: Monday, April 19, 10:00 a.m. EDT
Dial-in number: 800/633-8684 and 212/676-5269
Webcast / Replay URL: www.seracare.com

News Announcement	For Immediate Release

SERACARE LIFE SCIENCES TO ACQUIRE TWO DIVISIONS OF BOSTON

BIOMEDICA

- Acquisition Is Expected to be Accretive to Earnings -

OCEANSIDE, California, April 16, 2004 — SeraCare Life Sciences, Inc. (Nasdaq: SRLS), today announced that it has signed an agreement to purchase substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories divisions of Boston Biomedica, Inc. (BBI; Nasdaq: BBII) for $30 million in cash plus the assumption of certain liabilities. The purchase price is subject to adjustment based on the amount of net assets at the closing.

SeraCare, a manufacturer and provider of biological materials and services essential for the manufacture of diagnostic tests, commercial bioproduction of therapeutic drugs, and additional research applications, expects the acquired divisions to be accretive to earnings by the first full fiscal quarter following the closing of the acquisition.

Michael F. Crowley, Jr., President and CEO of SeraCare Life Sciences, said, “We are excited about the acquisition of the assets of these two divisions of Boston Biomedica. The acquisition is a milestone in our progression toward our corporate goals of increasing shareholder value and becoming a more comprehensive provider of biological materials and services to the life science industry. Initially, we expect this move will expand our customer base, as BBI Diagnostics has access to markets and customers that have not previously been within SeraCare’s reach. Additionally, we believe that the union of BBI Biotech’s R&D expertise with SeraCare’s focus on customer service and marketing will allow us to incorporate BBI’s products into our existing product line and increase our market share.”

Mr. Crowley continued, “The synergy between the two divisions that we plan to acquire and our business segments is what makes this deal noteworthy. We believe that the SeraCare BioBank™, a repository of biomaterials and associated patient data, will be strengthened by the

Biotech division’s sophisticated biological storage, tracking, and processing capabilities, currently being used in contracts with organizations such as the National Cancer Institute (NCI), the National Heart, Lung and Blood Institute (NHLBI), and the National Institute of Allergy and Infectious Diseases - Division of AIDS (NIAID DAIDS). We also expect that their Diagnostics division, which manufactures specialty control materials used in conjunction with commercially available diagnostic test kits, will be able to utilize SeraCare’s access to bulk raw materials and processing capabilities in the upstream manufacturing process. And with BBI’s ability to perform complex laboratory services and analyses for customers, we expect to bring in-house some of the services which we presently outsource.”

At the closing of the acquisition, SeraCare expects to hire substantially all of the current employees of the two divisions being acquired, and it is SeraCare’s intent to keep the BBI facilities in their current locations.

The all cash transaction is expected to be financed primarily with debt, along with some equity. SeraCare expects to complete the acquisition during its fiscal 2004 fourth quarter ending September 30, 2004, subject to the receipt of financing for the transaction and the satisfaction of customary closing conditions.

In its annual report on Form 10-K for its fiscal year ended December 31, 2003, BBI reported revenue from its BBI Diagnostics segment of $12.1 million, and revenue from its BBI Biotech Research Laboratories segment of $9.7 million. Included in those reported amounts are intercompany revenues of $681,000.

A conference call to discuss the acquisition is scheduled for 10:00 a.m. EDT on April 19, 2004. A replay of the conference call will be available for 24 hours at 800/383-0935 or 402/977-9140 (Reservation #21193189) or for 30 days by visiting SeraCare’s website at www.seracare.com.

SeraCare Reiterates Fiscal 2004 Guidance:

Initially provided in the Company’s year-end release in December 2003, SeraCare continues to expect fiscal 2004 standalone revenue of approximately $26.7 million, with net income after taxes of approximately $4.2 million. Revised guidance for fiscal 2004, reflecting the impact of the acquisition, will be forthcoming after completion of the acquisition.

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. is a manufacturer and provider of biological products and services to diagnostic, therapeutic, drug discovery, and research organizations. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the SeraCare BioBank™, a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. Headquartered in Oceanside, CA, SeraCare conducts business throughout the world, and is traded on the NASDAQ national stock market under the symbol SRLS. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at www.seracare.com.

About Boston Biomedica:

BBI provides products and services to the diagnostics and life sciences industry to evaluate, monitor, and ensure the quality of infectious disease test results, to improve the preparation of specimens for genomic/proteomic testing, and to safely store and retrieve rare and valuable biological specimens. BBI also manufactures reagents used in test kits, and provides a broad range of routine and esoteric research services to governments and industry. In addition, BBI conducts research in new applications for its patented Pressure Cycling Technology (PCT). In 2000, the Company launched Panacos Pharmaceuticals and maintains a passive investment in this antiviral drug development company.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. Such forward looking statements include (i) the Company’s expectations that the acquired divisions will be accretive to earnings by the first full fiscal quarter following the closing of the acquisition, (ii) the Company’s expectation that the acquisition will allow it to expand its customer base and increase its market share, (iii) the Company’s statements with respect to the other expected synergies of the acquisition, (iv) the Company’s expectation that it will complete the acquisition during its fiscal 2004 fourth quarter ending September 30, 2004, and (v) statements under the heading “SeraCare Reiterates Fiscal 2004 Guidance.” The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Such factors include, but are not limited to (i) possible difficulties in obtaining the necessary financing to complete the acquisition and the possible failure to occur of other conditions to closing the acquisition, (ii) the Company’s ability to integrate the acquired operations into its own, (iii) market demand for plasma and plasma-based products, (iv) the Company’s ability to retain its existing customers and attract new ones, and (v) the Company’s access to adequate blood and plasma raw materials on terms consistent with its existing contracts. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2003 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Sarah Neugebauer	Nathan Ellingson, David Collins
SeraCare Life Sciences, Inc.	Jaffoni & Collins Incorporated
760/806-8922 or sarah@seracare.com	212/835-8500 or srls@jcir.com